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                                                                   EXHIBIT 12.1


             INTERNATIONAL PAPER COMPANY AND CONSOLIDATED SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollar amounts in millions)
                                      (unaudited)

                             For the Years Ended December 31,

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                TITLE                                       1989       1990         1991     1992        1993
                -----                                       ----       ----         ----     ----        ----
A)Earnings before income taxes, extraordinary
     item and accounting changes                          $  1,404.7  $   945.9  $  637.9  $ 206.1    $  500.0

B)Add:  Fixed charges excluding
     capitalized interest                                      250.4      336.2     380.3    325.3       365.3

C)Add:  Amortization of previously
     capitalized interest                                        8.4        8.6       9.9      9.9        12.2

D)Less:  Equity in undistributed
     earnings of affiliates                                     (6.7)      (9.4)    (10.8)   (19.1)      (25.9)
                                                            ---------   -------   -------  -------    --------

E)EARNINGS BEFORE INCOME TAXES,
     EXTRAORDINARY ITEM, ACCOUNTING
     CHANGES AND FIXED CHARGES                              $ 1,656.8  $1,281.3  $1,017.3  $ 522.2   $   851.6
                                                            ---------  --------  --------  -------   ---------
                                                            ---------  --------  --------  -------   ---------

  FIXED CHARGES

F)Interest and amortization of
     debt expense                                           $   228.7  $  309.5  $  351.1  $ 297.1   $   334.5

G)Interest factor attributable
     to rentals                                                  21.7      26.7      29.2     28.2        30.8

H)Capitalized interest                                           10.9      26.3      36.4     42.0        12.2
                                                            ---------  --------  --------  -------    --------

I)TOTAL FIXED CHARGES                                       $   261.3  $  362.5  $  416.7  $ 367.3    $  377.5
                                                            ---------  --------  --------  -------    --------
                                                            ---------  --------  --------  -------    --------



J)RATIO OF EARNINGS TO FIXED CHARGES                             6.34      3.53      2.44     1.42        2.26
                                                            ---------    ------   -------  -------    --------
                                                            ---------    ------   -------  -------    --------

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